Exhibit 10.58

ADDENDUM THREE

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM THREE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum”) is dated effective as of June 20, 2007, and is entered into between (i) GK FINANCING, LLC, a California limited liability company (“GKF”), and (ii) SUNRISE HOSPITAL AND MEDICAL CENTER, LLC, a Delaware limited liability company that is qualified to do business in the State of Nevada, d/b/a/ Sunrise Hospital and Medical Center (“Medical Center”), with reference to the following recitals:

Recitals:

A.           Medical Center owns and operates an acute care hospital facility located at 3186 South Maryland Parkway, Las Vegas, NV 89109.

B.           On June 3, 1999, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, which Lease Agreement was amended by a certain Addendum dated effective December 1, 1998, and a certain Addendum Two (“Addendum Two”) dated effective January 17, 2007 (as amended, the “Lease”).

C.           The parties desire to further amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.           Defined Terms.  Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.           Cobalt Reload of the Equipment.

a.           Cobalt Reload.  Pursuant to Section 14 of the Lease, and subject to the terms and conditions set forth below, (i) GKF, at GKF’s cost and expense, shall reload the Equipment with new cobalt-60 (the “Reload”), which Reload shall be performed at the Site and shall include any required installation and rigging; and (ii) GKF shall use its commercially reasonable efforts to perform the Reload prior to December 31, 2007.  It is anticipated that the Equipment will be unavailable to perform procedures for approximately three to four weeks due to the Reload process.

b.           Medical Center Support.  In connection with the Reload, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues.

c.           Permits.  Notwithstanding the foregoing, the Reload shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center at Medical Center’s sole cost and expense.  The timing and procedure for the Reload shall be as mutually agreed upon between the parties.  Notwithstanding anything to the contrary contained in the Lease and/or this Addendum, GKF makes no representation or warranty to Medical Center concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process

3.           Per Procedure Payment.

Notwithstanding anything to the contrary contained in the Lease, for each of the “Increased Rent Procedures” (as defined below), the per procedure payment set forth in Section 6 of the Lease shall be increased to * from * per procedure.  Immediately following the completion of the last Increased Rent Procedure, the per procedure payment shall return to * per procedure.  As used herein, (i) the term, “Increased Rent Procedures” shall mean the * procedures performed from and after the completion of the Reload; and (ii) the term “procedure” shall mean each individual treatment session (fraction) that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum, whether performed on an inpatient or outpatient basis, using the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment.  It is acknowledged by the parties that the Increased Rent Procedures are intended to allow GKF to recover its costs to perform the Reload.  Nothing set forth herein shall affect the per case reimbursement rates for medical radiation physicist services payable to GKF pursuant to Addendum Two.

4.           No Responsibility for Additional Reloading.  It is understood by the parties that GKF is not responsible for any additional cobalt reloading, except as expressly agreed upon in writing by Medical Center and GKF.  However, if Medical Center and GKF mutually agree in writing to another cobalt reloading of the Equipment, then, the costs for such reloading shall be shared equally between Medical Center and GKF.

5.           Captions.  The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.

6.           Full Force and Effect.  Except as amended by this Addendum, all of the terms and provisions of the Lease shall remain in full force and effect.

7.           Assignment.  Pursuant to Section 24 of the Lease, GKF shall be permitted at any time to assign any and all of its rights and obligations under the Lease to its wholly-owned subsidiary, provided that such all of such assigned obligations shall be guaranteed by GKF.

IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

GK FINANCING, LLC		SUNRISE HOSPITAL AND MEDICAL CENTER, LLC

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Steve Otto
	Ernest A. Bates, M.D.	Name:	Steve Otto
	Policy Committee Member	Title:	COO